Exhibit 23.1

Consent of KPMG Accountants N.V.

To the Management of

NKF Electronics

and the Board of Directors of

Draka Holding N.V.

We consent to the incorporation by reference in the registration statement (No. 333- 48306) on Form S-8A of Optelecom, Inc. of our report dated May 23, 2005, with respect to the special purpose carve-out balance sheets of NKF Electronics as of December 31, 2004 and 2003, and the related special purpose carve-out statements of income and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the Form 8-K/A of Optelecom-NKF, Inc. dated May 23, 2005.

The Hague, the Netherlands

May 23, 2005

KPMG Accountants N.V.